Exhibit 99.1
Eagle Test Systems Reports Second Fiscal Quarter 2007 Results
Net Revenue of $21.3 million; Net Income of $1.8 million for the Quarter
Buffalo Grove, Illinois – April 24, 2007 - Eagle Test Systems, Inc. (NASDAQ: EGLT), a provider of automated test equipment solutions for high-performance analog, mixed-signal and radio frequency (RF) semiconductors, announced financial results for its second fiscal quarter ended March 31, 2007.
Operating Results
Net revenue was $21.3 million for the second fiscal quarter ended March 31, 2007, a decrease of $7.3 million or 25.4%, compared to net revenue of $28.6 million for the same period in the prior fiscal year. Gross margin for the second fiscal quarter was 60.5% of net revenue, compared to 67.4% of net revenue for the same period in the prior fiscal year. Operating income for the second fiscal quarter was $2.0 million, which includes approximately $800,000 in expenses recorded in connection with employment claims; this is compared to $9.9 million in operating income for the same period in the prior fiscal year.
Net income for the second fiscal quarter was $1.8 million or $0.08 per fully diluted common share, unchanged from net income of $1.8 million for the same period in the prior fiscal year. The prior year net income results included non-recurring IPO related charges of $4.3 million. A one-time charge of $11.4 million in connection with the redemption of our redeemable preferred stock with a portion of our IPO proceeds last year reduced income available to common stockholders in the second fiscal quarter of last year, resulting in the Company reporting a loss per fully diluted common share of $1.04 for the second fiscal quarter of the prior fiscal year.
Net revenue was $45.3 million for the six months ended March 31, 2007, a decrease of 11.1% compared to net revenue of $51.0 million for the same period in the prior fiscal year. Net income was $5.7 million, an increase of $2.1 million over net income of $3.6 million in the comparable period in the prior fiscal year. Prior year net income for the six-month period ended March 31, 2006, was reduced for tax-adjusted non-recurring IPO related charges of $6.5 million. The Company reported income per fully diluted common share of $0.25 for the six months ended March 31, 2007. A one-time charge of $11.4 million in connection with the redemption of our redeemable preferred stock reduced income available to common stockholders for the six months ended March 31, 2006, resulting in the Company reporting a loss per fully diluted common share of $1.06.
“We are pleased with our sustained ability to produce positive results and earnings for our shareholders, even under difficult market conditions. We continue to make progress with key strategic accounts we have been targeting and we continue to see revenue from those accounts,” stated Len Foxman – Eagle CEO. “We remain focused on expansion of our customer base and on the development of products that offer significant advantage in the markets we pursue.”
Outlook
The Company estimates net revenue will be between $19.0 and $23.0 million in the third fiscal quarter ending June 30, 2007. The Company estimates earnings per share will be between $0.04 and $0.11 based on an estimated 23,300,000 fully diluted common shares.

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Earnings Conference Call
Eagle Test Systems will host its earnings call today at 6:00 p.m. Eastern Time/ 5:00 p.m. Central Time for analysts, stockholders, investors and the public.
Participants can join for the voice portion of the call by dialing 1-866-700-6293 (domestic calls) or 1-617-213-8835 (international calls) starting at 5:45 p.m. Eastern time/ 4:45 p.m. Central time and enter the passcode 85302907; you will be asked for your name and firm’s name. The live conference call will also be available via web cast and accessible along with our earnings release the day of the call through the Investor Relations section of our website at www.eagletest.com.
The conference call will be available for replay from approximately 1 hour after completion of the conference call until May 8, 2007. To hear a replay of the call, please dial 1-888-286-8010 (domestic calls) or 1-617-801-6888 (international calls) and enter the passcode 24327219.
About Eagle Test Systems, Inc.
Eagle Test designs, manufactures, sells and services high performance automated test equipment for the semiconductor industry. The company’s products are used to test analog, mixed-signal and radio frequency (RF) semiconductors that are used in products such as digital cameras, MP3 players, automotive electronics, cellular telephones, computers and peripherals. The company was founded in 1976 and has offices located throughout the world in Asia, North America and Europe, with corporate headquarters in Buffalo Grove, Illinois. For more information, please visit www.eagletest.com.
Safe Harbor
Certain statements contained in the press release regarding matters that are not historical facts, including statements regarding our projections for revenue, earnings per share and weighted average diluted common shares for the third fiscal quarter ending June 30, 2007 and statements regarding winning new customers, penetrating existing customers with new products with parallel test capabilities, and our business focus in the future are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements involve important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such important factors involve risks and uncertainties, including, but not limited to, the risk associated with the highly cyclical nature of the semiconductor market; unanticipated challenges in assessing business conditions and the overall market; the lack of visibility with regard to future business conditions for our Company and the rapid nature of changes in industry business conditions; the risk of a loss or reduction of orders from one or more customers among which our business is concentrated; the difficulty in obtaining new customers because of the high switching cost; competition and pricing pressures; the decision by customers to cancel or defer orders that previously had been accepted; delays or shortages in an adequate supply of raw materials; insufficient or excess inventory; our ability to develop new and enhanced products; the ability to manage our growth; the ability to attract and retain key employees; prolonged disruption in the operations of our single manufacturing facility; economic, political and other risks associated with international sales and operations; risks related to our intellectual property; risks related to our need to achieve and maintain effective internal controls over financial reporting; risk related to unanticipated impact of stock based compensation and the tax effects there under on our expenses in any period pursuant to FASB Statement 123(R) and other factors that are detailed from time to time in reports filed by Eagle Test Systems, Inc. with the Securities and Exchange Commission, including risks and uncertainties discussed under “Risk Factors” in our Form 10-K, filed with the Securities and Exchange Commission on December 8, 2006. We undertake no obligation to publicly update or revise any forward-looking statements, whether changes occur as a result of new information or future events, after the date they were made.

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Company Contact:
Stephen J. Hawrysz
Chief Financial Officer
Eagle Test Systems, Inc.
847-327-1033
Financial Tables to Follow

Eagle Test Systems, Inc
Financial Results
(UNAUDITED)
(all dollars in 000’s except share and per share data)

		Three Months ended		Six Months ended
		March 31,		March 31,
		2007	2006	2007	2006
Net Revenue		$21,308	$28,565	$45,344	$51,013

COGS		8,420	9,319	18,296	16,349

Gross margin		12,888	19,246	27,048	34,664
Margin %		60.5%	67.4%	59.6%	68.0%

SG&A	(1)	8,668	6,958	16,083	13,246

R&D		2,208	2,392	4,362	4,468

Total operating expense		10,876	9,350	20,445	17,714

Operating income		2,012	9,896	6,603	16,950
% of Revenue		9.4%	34.6%	14.6%	33.2%

Interest expense	(2)	235	2,430	251	3,410

Other (income) expense	(3)	(1,212)	(315)	(2,476)	(471)

Warrant valuation charge	(4)	—	3,275	—	5,466

Income before taxes		2,989	4,506	8,828	8,545

Tax expense		1,150	2,733	3,123	4,898

Net income		$1,839	$1,773	$5,705	$3,647
		8.6%	6.2%	12.6%	7.1%

Retained earnings adjustment for conversion of redeemable preferred stock	(5)	—	(11,430)	—	(11,430)
Income (loss) available for common stockholders		$1,839	$(9,657)	$5,705	$(7,783)
Earnings (loss) per common share
Basic		$0.08	$(1.04)	$0.25	$(1.06)
Fully diluted		$0.08	$(1.04)	$0.25	$(1.06)

Shares
Basic		22,895,803	9,299,266	22,864,818	7,326,312
Fully diluted		23,122,421	9,299,266	23,099,357	7,326,312

FOOTNOTES:

(1)	SG&A expenses for the three months ended March 31, 2007, includes $800,000 in expenses related to defense and settlement of employment claims.

(2)	Interest expense for the three and six month periods ended March 31, 2006 includes interest expense on subordinated notes which were repaid with a portion of the proceeds of the Company’s initial public offering (IPO) on March 14, 2006.

(3)	Other (income) expense primarily consists of interest income earned on cash and marketable securities.

FOOTNOTES (continued):

(4)	Warrant valuation charge results from variable accounting on these instruments. The warrants were exercised by the holder in connection with the Company’s IPO completed March 14, 2006, and are no longer outstanding, accordingly, this non-cash item impacts the three and six month periods ended March 31, 2006, and will not impact the results of operations going forward.

(5)	The difference between the fair market value of the redeemable preferred stock at date of issue of $21,070 and the redemption price of $32,500 was charged to retained earnings in March 2006, when the redemption occurred. This adjustment is used to reduce net income to arrive at income available to common stockholders for purposes of calculating earnings per common share in accordance with EITF Topic D-42 — “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock”.

	March 31,	September 30,
Balance sheet Data (Unaudited)	2007	2006
Cash & investments	$113,302	$75,946
Accounts receivables	13,679	17,338
Receivable from sale of common stock	—	31,185
Inventories	20,346	22,378
Current assets	155,416	153,502
Total assets	$166,526	$165,886

Accounts payable	$3,474	$5,941
Deferred revenue	5,521	9,409
Current liabilities	18,909	27,764
Long-term liabilities	1,444	1,708
Total liabilities & stockholders equity	$166,526	$165,886